Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 12, 2012, relating to the financial statements of Pruco Life Variable Universal Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 09, 2012, relating to the consolidated financial statements of Pruco Life Insurance Company and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

New York, New York
April 20, 2012